Filed Pursuant to Rule 433
Registration Statement No. 333-139693
December 3, 2007

RESIDENTIAL MORTGAGE FINANCE

TERM SHEET
$[57,137,000]
(APPROXIMATE OFFERED, SUBJECT TO CHANGE (5))
LEHMAN MORTGAGE TRUST, SERIES 2007-10

Class	Collateral Group(s)	Initial Approximate Size ($)	Coupon (1)	Security Description	WAL To Maturity (yrs) (2)	Principal Payment to Maturity Window (2)	Expected Initial CE (3)	Interest Accrual Convention	Legal Final Maturity	Expected Ratings (3)
3A1(4)	3	227,345,000	6.00%	Super Senior PT	N/A	N/A	[40.00]%	30/360	N/A	N/A
3A2	3	57,137,000	6.00%	Senior Mezz PT	4.03	Dec07-Nov37	[25.00]%	30/360	12/2037	AAA
3A3(4)	3	40,776,000	6.00%	Senior Support PT	N/A	N/A	[14.25]%	30/360	N/A	N/A
3A4(4)(6)	3	162,629,000	1.00%	Senior, IO	N/A	N/A	[14.25]%	30/360	N/A	N/A
4A1(4)	4	39,505,000	6.00%	Senior PT	N/A	N/A	[14.25]%	30/360	N/A	N/A
AP2(4)	PO2,PO3	8,818,450	0.00%	Senior, PO	N/A	N/A	[14.25]%	30/360	N/A	N/A
AX2(4) (6)	3,4	43,598,314	6.00%	Senior, IO	N/A	N/A	[14.25]%	30/360	N/A	N/A
SUBS(4)	3,4	62,081,475	WAC	Subordinated PT	N/A	N/A	0.00%	30/360	N/A	N/A

(1)	The Class Coupons are described under “Interest Rates” on page 5.

(2)	Prepayments were run at 100% PPC per annum, as further described on page 5.

(3)	It is expected that two out of four of S&P, Moody’s, Fitch and DBRS will rate all of the senior certificates. Loss Coverage is subject to change based on rating agency feedback.

(4)	Non-offered classes.

(5)	Aggregate collateral balance is subject to change, which may affect final tranche sizing as well as the proportion of the Class 3A2 Certificates to the collateral balance.

(6)	Initial notional amount.

ALL COLLATERAL STATISTICS DESCRIBED HEREIN ARE BASED ON THE SCHEDULED COLLATERAL BALANCES AS OF NOVEMBER 2007 UNLESS OTHERWISE INDICATED.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain a copy of the prospectus for free by visiting the web site at http://www.lehman.com/pub/sasco. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519. In addition, the following website hypertext link http://www.lehman.com/pub/mbs will direct you to the term sheet supplement of various mortgage-backed securities offered by Lehman Brothers.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the securities, supersedes information contained in any prior similar materials relating to these securities. This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, asset-backed securities and the asset pools backing them are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated) at any time prior to issuance. As a result, you may commit to purchase securities with characteristics that may change materially, and all or a portion of the securities may not be issued with material characteristics described in these materials. Our obligation to sell securities to you is conditioned on those securities having the material characteristics described in these materials. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities you committed to purchase, and there will be no liability between us as a consequence of the non-delivery. However, unless the class of securities you committed to purchase has been eliminated, we will provide you with revised offering materials and offer you an opportunity to purchase that class, as described in the revised offering materials.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear with this communication to which this free writing prospectus is attached relating to:

(1)	these materials not constituting an offer (or a solicitation of an offer),
(2)	no representation that these materials are accurate or complete and may not be updated, or
(3)	these materials possibly being confidential,

are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Deal Overview:

•
The collateral is comprised of three pools. Pool 1 is generally comprised of “jumbo” fixed rate, first lien, fully amortizing and balloon mortgage loans. Pool 2 is generally comprised of fixed rate, first lien, fully amortizing and balloon 30-year mortgage loans, which consists of two collateral groups (Collateral Group 3 and PO2). Pool 3 is generally comprised of fixed rate, first lien, fully amortizing and balloon 15-year mortgage loans, which consists of two collateral groups (Collateral Group 4 and PO3).

•	Class AP is a Principal-Only Certificate. It will receive no payments of interest.

•	Class AX is an Interest-Only Certificate. It will receive no payments of principal.

•	The trust will issue multiple classes of certificates, of which only the Class 3-A2 Certificates (the “Offered Certificates”) will be offered publicly by this term sheet.

•
The trust will issue subordinate certificates. The Non-AP Percentage of Realized Losses (other than Excess Losses) will be applied to the subordinate certificates until their principal balances are reduced to zero. Once the subordinate classes are reduced to zero, the Non-AP Percentage of Realized Losses (other than Excess Losses) will be applied to the Senior Certificates (other than the Class AP Certificates) as described on page 9. Excess Losses will be borne by all principal-bearing classes of certificates on a pro-rata basis.

•	The AP Percentage of Realized Losses will be allocated to the Class AP.

•
As more fully described in the term sheet supplement, under certain limited circumstances, payments on the mortgage loans in one mortgage pool may be distributed to holders of certain senior certificates corresponding to another mortgage pool (or pools) as described in the related prospectus supplement. The Subordinate Certificates will be crossed among several groups.

•	Aurora Loan Services, as Master Servicer, maintains a 10% Optional Termination (calculated on an aggregate mortgage loan basis).

•
It is expected that, as of the Cut-off Date, approximately 64% (subject to a variance of +/- 10%) of the Pool 2 mortgage loans were originated by American Home Mortgage Corp. (“American Home”). On August 6, 2007, the parent company of American Home filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. Lehman Brothers Holdings Inc., as seller, will repurchase any mortgage loans originated by American Home in the event of breaches of representations and warranties with respect to such mortgage loans.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
Residential Mortgage Finance

Terms of the Offering:

Cut-off Date:	November 1, 2007

Closing Date:	November 30, 2007

Settlement Date:	November 30, 2007

Distribution Dates:	25th of each month, or if the 25th is not a Business Day, the next succeeding Business Day, commencing in December 2007

Issuer:	Lehman Mortgage Trust 2007-10

Depositor:	Structured Asset Securities Corporation (“SASCO”)

Underwriter:	Lehman Brothers Inc.

Master Servicer:	Aurora Loan Services LLC

Servicing Fee:	Generally [0.25]% per annum

Trustee:	Wells Fargo Bank, N.A.

Rating Agencies:	It is expected that two out of four of S&P, Moody’s, Fitch and DBRS will rate all of the senior certificates.

Day Count:	30/360

Delay Days:	24 day delay for the Offered Certificates.

Interest Accrual Period:	The calendar month preceding the Distribution Date.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
Residential Mortgage Finance

Terms of the Offering (cont.):

Accrued Interest:	29 days of accrued interest.

Registration:	Book-entry form through DTC.

Tax Status:	REMIC for Federal income tax purposes.

Pricing Prepayment
Assumption: 100% PPC Prepayment. 100% of the PPC Prepayment Assumption assumes a constant prepayment rate of 6% per annum of the outstanding principal balance of such mortgage loan in the first month of the life of such mortgage loan and additionally approximately 0.7059% (precisely 12/17 percent) per annum in each month thereafter until the 18th month and in each month thereafter during the life of such mortgage loans, a constant prepayment rate of 18% per annum is used.

SMMEA Eligibility:	The Class 3A2 Certificates will be SMMEA eligible.

ERISA Eligibility:
The Class 3A2 Certificates are expected to be eligible for purchase by or with assets of employee benefit plans and other plans and arrangements that are subject to Title I of ERISA or Section 4975 of the Code. Prospective investors should review with legal advisors as to whether the purchase and holding of the Certificates could give rise to a transaction prohibited or not otherwise permissible under ERISA, Section 4975 of the Code or similar laws.

Due Period:
The “Due Period” related to each Distribution Date starts on the second day of the month preceding the month in which such Distribution Date occurs and ends on the first day of the month in which such Distribution Date occurs.

Interest Rates:	Class 3A1 is a super senior certificate. Class 3A1 Certificates will accrue interest at a per annum rate of 6.000%

Class 3A2 is a senior mezzanine certificate. Class 3A2 Certificates will accrue interest at a per annum rate of 6.000%

Class 3A3 is a senior support certificate. Class 3A3 Certificates will accrue interest at a per annum rate of 6.000%

Class 3A4 is a senior, interest-only certificate. Class 3A4 Certificates will accrue interest at a per annum rate of 1.000%

Class 4A1 is a senior certificate. Class 4A1 Certificates will accrue interest at a per annum rate of 6.000%

Class AX2 is an interest-only certificate. Class AX2 Certificates will accrue interest at a per annum rate of 6.000%

Class AP2 is a principal-only certificate. Class AP2 Certificates will not be entitled to payments of interest.

The subordinate certificates will accrue interest at an annual rate equal to the weighted average of the Strip Rates applicable to Collateral Group 3 and Collateral Group 4, weighted on the basis of the group subordinate amounts thereof.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
Residential Mortgage Finance

Terms of the Offering - Credit Enhancement:

Credit Enhancement:
Senior-subordinate, shifting interest structure. The initial credit enhancement for the senior certificates will consist of the subordination of the subordinate certificates (initially approximately [14.25]%*).

*subject to change based on rating agency feedback. Priority of payment and order of loss allocation are further described on page 9.

Terms of the Offering - Distribution of Principal:

Shifting Interest Structure with 5 year lockout

Distribution Dates (months)	Prepayment Shift Percentage
1 - 60	100%
61 - 72	70%
73 - 84	60%
85 - 96	40%
97 - 108	20%
109+	0%

Senior Percentage:
For each Collateral Group other than the Collateral Group PO2 and Collateral Group PO3, on any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the sum of the class or component principal amounts of each related class or component of senior certificates (excluding the Class AP certificates) and the denominator of which is the related Non-AP Collateral Balance for the immediately preceding Distribution Date.

Subordinate Percentage:	For each Collateral Group other than the Collateral Group PO2 and Collateral Group PO3, on any Distribution Date, one minus the related Senior Percentage for that group for such date.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
Residential Mortgage Finance

Terms of the Offering - Distribution of Principal (continued):

Senior Prepayment Percentage:
For each Collateral Group other than the Collateral Group PO2 and Collateral Group PO3, on any Distribution Date, the sum of (1) the related Senior Percentage and (2) the product of (a) the related Prepayment Shift Percentage for that Distribution Date multiplied by (b) the related Subordinate Percentage for that Distribution Date.

Subordinate Prepayment Percentage:	For each Collateral Group other than the Collateral Group PO2 and Collateral Group PO3, on any Distribution Date, one minus the related Senior Prepayment Percentage for that group for such date.

Strip Rate:	For Collateral Group 3, 6.50%. For Collateral Group 4, 6.00%. For Collateral Group PO2, 0.00%. For Collateral Group PO3, 0.00%

Discount Loan:	For Pool 2, a mortgage loan with a net mortgage rate less than 6.50%. For Pool 3, a mortgage loan with a net mortgage rate less than 6.00%.

Non-Discount Loan:	For Pool 2, a mortgage loan with a net mortgage rate greater than or equal to 6.50%. For Pool 3, a mortgage loan with a net mortgage rate greater than or equal to 6.00%

AP Percentage:
For any Discount Loan, the percentage equivalent of a fraction, the numerator of which is the related Strip Rate minus the net mortgage rate for such Discount Loan and the denominator of which is the related Strip Rate. For any Non-Discount Loan, 0%.

Non-AP Percentage:	For any Discount Loan, 100% minus its AP Percentage. For any Non-Discount Loan, 100%.

Non-AP Collateral Balance:	On any Distribution Date, the sum of the Non-AP Percentage of the principal amount of each mortgage loan.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
Residential Mortgage Finance

Terms of the Offering - Distribution of Principal (continued):

AP2 Principal Distribution Amount:
For Collateral Group PO2 and Collateral Group PO3, on any Distribution Date, the sum of (1) the Applicable Fraction of scheduled principal collections of each related loan, (2) the Applicable Fraction of unscheduled principal collections of each related loan, (3) the Applicable Fraction of the net liquidation proceeds of each related loan, and (4) any amounts described in clauses (1) through (3) remaining unpaid from any previous Distribution Date.

Senior Principal Distribution Amount:
For each Collateral Group (other than Collateral Group PO2 and Collateral Group PO3), on any Distribution Date, the sum of (1) the product of (a) the related Senior Percentage and (b) the sum of the Applicable Fraction of scheduled principal collections of each related loan or portion thereof, (2) the product of (a) the related Senior Prepayment Percentage and (b) the sum of the Applicable Fraction of unscheduled principal collections of each related loan or portion thereof, (3) the lesser of (a) the Applicable Fraction of the net liquidation proceeds and (b) the product of the related Senior Prepayment Percentage and the remaining Scheduled Principal Balances of the mortgage loan at the time of liquidation of each related loan, and (4) any amounts described in clauses (1) through (3) remaining unpaid from any previous Distribution Date.

Subordinate Principal Distribution Amount:

For each Collateral Group (other than Collateral Group PO2 and Collateral Group PO3), on any Distribution Date, the sum of (1) the product of (a) the related Subordinate Percentage and (b) the sum of the Applicable Fraction of scheduled principal collections of each related loan or portion thereof, (2) the product of (a) the related Subordinate Prepayment Percentage and (b) the sum of the Applicable Fraction of unscheduled principal collections of each related loan or portion thereof, (3) liquidation proceeds to the extent not distributed pursuant to subsection (3) of the definition of Senior Principal Distribution Amount, and (4) any amounts described in clauses (1) through (3) remaining unpaid from any previous Distribution Date.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
Residential Mortgage Finance

Principal Paydown Rules:

I. Pay AP Principal Distribution Amounts as follows:

•	Allocate AP2 Principal Distribution Amount from Collateral Group PO2 and Collateral Group PO3 to Class AP2 Certificates, until reduced to zero.

II. Pay Senior Principal Distribution Amounts as follows:

•	From amounts in Collateral Group 3, to the Class 3-A1, Class 3-A2 and Class 3-A3 Certificates, pro rata based on their respective class principal amounts, until reduced to zero.

•	From amounts in Collateral Group 4, to the Class 4-A1 Certificates, until reduced to zero.

III. Pay Subordinate Principal Distribution Amount as follows*:
*Subject to credit support tests

•	To the Subordinate Certificates until reduced to zero.

Allocation of Realized Losses

The “applicable fraction” of amounts representing certain losses on the mortgage loans in each collateral group will be applied to reduce the principal amount of the class of the related Subordinate Certificates that is lowest in seniority by the amount of these losses until such principal amount of the class has been reduced to zero. If the subordination is insufficient to absorb losses, then such additional losses will reduce the principal amounts of the senior certificates related to such collateral group, proportionally, on the basis of their respective principal amounts, provided however, that any amounts allocable to the Class 3A1 and Class 3A2 Certificates will instead be allocated to the Class 3A3 Certificates until such class has been reduced to zero; provided further, once the Class 3A3 Certificates have been reduced to zero, any amounts allocable to the Class 3A1 Certificates will instead be allocated to the Class 3A2 Certificates until such class has been reduced to zero.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
Residential Mortgage Finance

Available Information

This document summarizes selected information and may not contain all of the information that you need to consider in making your investment decision. Disclosure Documents are available on Lehman Brothers’ web site http://www.lehman.com/pub/sasco

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
Residential Mortgage Finance

Class 3A2 Pre-Tax Yield Table (To Maturity):

	50% PPC	75% PPC	100% PPC	125% PPC	150% PPC
97-13*	6.49	6.62	6.77	6.95	7.14

WAL (yr)	7.97	5.53	4.03	3.04	2.40
First Prin Pay	Dec07	Dec07	Dec07	Dec07	Dec07
Last Prin Pay	Nov37	Nov37	Nov37	Nov37	Mar15

*Price does not include accrued interest

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
Residential Mortgage Finance

Collateral Stipulations (Subject to Change)

Collateral for Class 3A2

Interest Rate Range	4.5% - 13.0%

Gross WAC	7.29%	(+/- 25 Bps)

Original WAM	360

Current WAM	348	(+/- 2 Months)

WA Orig. LTV %	80%	(+/- 5%)

WA Orig. FICO	694	(+/- 10)

California %	15%	(MAX 25%)

Max Avg. Loan Size	$300,000

Cash-Out Refinance %	34%	(+/- 20%)

Primary Residence %	83%	(MIN 70%)

Interest Only %	40%	(MAX 60%)

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
Residential Mortgage Finance

Collateral Stipulations (Subject to Change)

Aggregate Collateral

Interest Rate Range	4.0% - 13.0%

Gross WAC	7.18%	(+/- 25 Bps)

Original WAM	360

Current WAM	324	(+/- 3 Months)

WA Orig. LTV %	79%	(+/- 5%)

WA Orig. FICO	697	(+/- 10)

California %	14%	(MAX 25%)

Max Avg. Loan Size	$300,000

Cash-Out Refinance %	34%	(+/- 20%)

Primary Residence %	83%	(MIN 70%)

Interest Only %	36%	(MAX 50%)

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.